Exhibit 9

September 14, 2023

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

We have read the section titled “Appointment of New Auditor and Termination of Engagement with Previous Auditor” of Value Add Growth REIT IV, LLC’s Form 1-A/A and are in agreement with the statements contained in paragraphs one through three in that section regarding our firm’s relationship with the Value Add Growth REIT IV, LLC. We have no basis to agree or disagree with the other statements of Value Add Growth REIT IV, LLC contained within the Form 1-A/A.

Sincerely,

/s/ Tesseract Advisory Group LLC